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                                   Exhibit 21

                              List of Subsidiaries

1)       XCEL Healthcare, Inc., a California corporation
2)       BioSelect Innovations, Inc., a Nevada corporation
3)       Quality Botanical Ingredients, Inc., a Delaware corporation

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